As filed with the U.S. Securities and Exchange Commission on January 4, 2024
Registration Statement No. 333-273862

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FREYR Battery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	93-3205861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6&8 East Court Square
Suite 300
Newnan, GA 30263
(678) 632-3112

(Address of principal executive offices, including zip code)
2021 Equity Incentive Plan (as amended and restated)

(Full title of the plan)

Birger K. Steen
Chief Executive Officer
FREYR Battery, Inc.
6&8 East Court Square
Suite 300
Newnan, GA 30263
(678) 632-3112

(Name, address and telephone number, including area code, of agent for service)
With copies to:
Denis Klimentchenko, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate, London EC2N 4BQ
United Kingdom
+44 (20) 7519 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (Reg. No. 333-261725) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933 (the “Securities Act”) by FREYR Battery, Inc. (formerly FREYR Battery), a Delaware corporation (the “Company”), as the successor registrant to FREYR Battery, a Luxembourg limited liability company (the “Predecessor Registrant”).
On December 31, 2023, Predecessor Registrant completed its previously announced redomiciliation from Luxembourg to Delaware pursuant to the Agreement and Plan of Merger, dated as of October 13, 2023, by and between the Company and the Predecessor Registrant (the “Merger Agreement”).
The Merger Agreement provided for the merger of the Predecessor Registrant into the Company (the “Merger”), with the Predecessor Registrant ceasing to exist and the Company surviving the Merger. At the effective time of the Merger (the “Effective Time”), inter alia, (i) each of the issued and outstanding ordinary shares of the Predecessor Registrant (the “Ordinary Shares”) immediately prior to the Effective Time were automatically canceled and the Company issued as consideration therefor new duly authorized, validly issued, fully paid and non-assessable common stock of the Company (the “Common Stock”) on a one-to-one basis, (ii) each public and private warrant of the Predecessor Registrant issued and outstanding exercisable for one (1) Ordinary Share became exercisable for one (1) Common Stock of the Company and the Company assumed the Predecessor Registrant’s rights and obligations thereto, in accordance with the terms of the second amendment to the warrant agreement dated December 31, 2023 among the Company, the Predecessor Registrant, Alussa Energy Acquisition Corp. (“Alussa”) and Continental Stock Transfer & Trust Company (“CST”), which constitutes an amendment to that certain warrant agreement, dated as of November 25, 2019, by and between Alussa and CST, as amended by amendment no. 1 to such warrant agreement, dated as of July 7, 2021, by and among the Predecessor Registrant, Alussa and CST, and each warrant of the Predecessor Registrant held by EDGE Global LLC issued and outstanding became exercisable for one (1) Common Stock of the Company on the same terms as those that governed these warrants immediately prior to the Effective Time and (iii) each right and obligation under the equity-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, warrants, stock appreciation rights, performance shares, performance units, dividend equivalent rights, and share awards, including the 2019 Incentive Stock Option Plan of FREYR AS as issued on September 11, 2019, the FREYR 2021 Equity Incentive Plan (amended and restated as of May 10, 2023), and the stock option agreement, dated as of July 13, 2021 entered into by and between the Predecessor Registrant and Tom Einar Jensen, was assumed by the Company and converted to a corresponding equity award with respect to Common Stock on a one-to-one basis and each equity or equity-based award granted under the Predecessor Registrant was cancelled and the recipient had no right or interest in such award or any underlying Ordinary Shares other than receipt of a corresponding equity or equity-based award with respect to Common Stock
Upon completion of the Merger, the Company became the successor registrant to the Predecessor Registrant. The Company’s Common Stock commenced trading on the New York Stock Exchange as of the open of business on January 2, 2024, under the symbol “FREY”, which is the same symbol under which the Predecessor Registrant’s ordinary shares traded.
The Company and its subsidiaries continue to conduct all of the operations previously conducted by the Predecessor Registrant and its subsidiaries prior to the Merger and, as a result of the Merger, the consolidated assets and liabilities, operations and financial condition of the Company immediately after the Merger are the same as those of the Predecessor Registrant immediately prior to the Merger. Immediately prior to the Merger, the Company had no assets or liabilities other than nominal assets or liabilities. The directors and executive officers of the Company immediately following the Merger are the same individuals who were directors and executive officers, respectively, of the Predecessor Registrant immediately prior to the Merger.
In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”).

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PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Company or the Predecessor Registrant with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this registration statement. The Company is incorporating by reference certain information that the Company or the Predecessor Registrant has filed with the SEC pursuant to the Exchange Act. The information contained in the documents that the Company is incorporating by reference is considered to be part of this Registration Statement, and the information that it later files with the SEC will automatically update and supersede the information contained or incorporated by reference into this Registration Statement.
a.The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 27, 2023.
b.The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023, for the quarter ended June 30, 2023 filed with the SEC on August 10, 2023 and for the quarter ended September 30, 2023 filed with the SEC on November 9, 2023.
c.The Predecessor Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 10, 2023, February 27, 2023, March 15, 2023, March 16, 2023, May 15, 2023, May 23, 2023, June 20, 2023, June 26, 2023, July 14, 2023, August 10, 2023, September 11, 2023, October 5, 2023, October 18, 2023, November 6, 2023, November 9, 2023, November 15, 2023, November 27, 2023, December 7, 2023, December 18, 2023 and January 2, 2024 (excluding “furnished” and not “filed” information).
d.The Company’s Current Report on Form 8-K12B filed with the SEC on January 2, 2024.
e.The description of the Company’s Common Stock in its Registration Statement on Form S-4 (File No.333-274434), filed with the SEC on September 8, 2023 (and any amendments thereof), and any report or amendment filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Under the Delaware General Corporation Law (the “DGCL”), a corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.
The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful; provided, that in an action by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees).
The Company’s Amended and Restated Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which
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involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s Amended and Restated Bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, as the latter term is defined in Section 16 of the Exchange Act, or any person who is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.
The Company shall pay expenses (including attorneys’ fees) incurred by a director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
The Company may purchase and maintain insurance to protect any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether or not the Company would have the power or the obligation to indemnify him against such liability under the indemnification provisions of the Company’s Amended and Restated Bylaws.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12B filed on January 2, 2024)
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K12B filed on January 2, 2024)
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP
23.1*	Consent of PricewaterhouseCoopers AS, independent registered accounting firm
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page hereto)
10.1
2021 Equity Incentive Plan (amended and restated as of May 10, 2023) (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of the Predecessor Registrant filed on August 10, 2023)

* Filed herewith
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1).    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any
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deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee”, as applicable, table in the effective Registration Statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
(2).     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities     Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3).    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and     controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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SIGNATURES
 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on January 4, 2024.

FREYR BATTERY, INC.

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	Chief Financial Officer
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 KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Birger K. Steen and Oscar K. Brown, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Birger K. Steen	Chief Executive Officer and Director	January 4, 2024
Birger K. Steen	(Principal Executive Officer)

/s/ Oscar K. Brown	Chief Financial Officer	January 4, 2024
Oscar K. Brown	(Principal Financial Officer )

/s/ Lori A. Papp	Chief Accounting Officer	January 4, 2024
Lori A. Papp	(Principal Accounting Officer)

/s/ Tom Einar Jensen	Executive Chair	January 4, 2024
Tom Einar Jensen

/s/ Daniel Barcelo	Director	January 4, 2024
Daniel Barcelo

/s/ Mimi Berdal	Director	January 4, 2024
Mimi Berdal

/s/ Jason Forcier	Director	January 4, 2024
Jason Forcier

/s/ Peter Matrai	Director	January 4, 2024
Peter Matrai

/s/ Birger K. Steen	Director	January 4, 2024
Birger K. Steen

/s/ Daniel Steingart	Director	January 4, 2024
Daniel Steingart

/s/ Jessica Wirth Strine	Director	January 4, 2024
Jessica Wirth Strine

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